SERIES PORTFOLIOS TRUST
Contractual Management Fee Waiver Agreement

with

ELM PARTNERS MANAGEMENT LLC
(For the 12 months following commencement of investment operations)

THIS CONTRACTUAL MANAGEMENT FEE WAIVER AGREEMENT (the “Agreement”) is effective as of January 23, 2025, by and between Series Portfolios Trust, a Delaware statutory trust (the “Trust”), on behalf of the series of the Trust listed in Schedule A, which may be amended from time to time (the “Fund”), and the Adviser for the Fund, Elm Partners Management LLC, a Wyoming limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser as of the 23rd day of January, 2025, as such agreement may be amended from time to time (the “Investment Advisory Agreement”); and

WHEREAS, the Fund is responsible for, and has assumed the obligation for, payment of an annual management fee at the rate set forth in the Investment Advisory Agreement (the “Management Fee”); and

WHEREAS, under the terms of the Investment Advisory Agreement the Adviser is permitted to contractually waive or reduce any portion of the Management Fee; and

WHEREAS, the Adviser desires to waive a certain amount of the Management Fee as set forth in Schedule A and pursuant to the terms and provisions of this Agreement, and the Trust, on behalf of the Fund, desires to allow the Adviser to implement such waivers;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.Waiver of Management Fee. The Adviser hereby agrees to contractually waive a portion of the Management Fee as set forth in Schedule A for the term of this Agreement.  This waiver should not be construed to be a permanent reduction of the Management Fee of the Adviser.

2.Reimbursement of Fees and Expenses. The Adviser waives its right to receive reimbursement of the portion of its Management Fee that it has agreed to waive herein.

3.Term. This Agreement shall become effective as of the commencement of investment operations of the Fund and shall remain in effect for a period of 12 months, unless sooner terminated as provided in Paragraph 4 of this Agreement.  This Agreement will continue in effect for additional 12-month periods (or for such different period as the Board of Trustees of the Trust shall specifically approve) with such amendments to Schedule A as the Adviser shall request, so long as such continuation is approved for the Fund annually by the Board of Trustees of the Trust.

4.Termination.  This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty or by the Board of Trustees of the Trust, upon sixty (60) days’ written notice to the Adviser.  The Adviser may decline to renew this Agreement by written notice to the Trust at least thirty (30) days before the Agreement’s expiration date. This Agreement may not be terminated by the Adviser without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld.

5.Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6.Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

SERIES PORTFOLIOS TRUST on behalf of the series listed on Schedule A	ELM PARTNERS MANAGEMENT LLC

By: /s/Ryan L. Roell	By: /s/ James W. White
Name: Ryan L. Roell	Name: James W. White
Title: President	Title: Chief Executive Officer

Schedule A

FUND AND WAIVER SCHEDULE

Series of Series Portfolios Trust	Management Fee	Fee Waiver	Management Fee (after fee waiver)
Elm Market Navigator ETF	0.22%	0.02%	0.20%